HARMONY GOLD MINING COMPANY LIMITED
as Vendor

and

RICE LAKE JOINT VENTURE INC.
as Purchaser

and

SAN GOLD RESOURCES CORPORATION and GOLD CITY INDUSTRIES LTD.
as JV Shareholders

SHARE PURCHASE AGREEMENT

February 20, 2004

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated February 20, 2004, among Harmony Gold Mining Company Limited (the **"Vendor"**), Rice Lake Joint Venture Inc. (the **"Purchaser"**), San Gold Resources Corporation (**"San Gold"**) and Gold City Industries Ltd. (**"Gold City"** and, together with San Gold, the **"JV Shareholders"**).

RECITALS

(a) The Vendor is the registered and beneficial owner of all of the issued and outstanding shares of Harmony Gold (Canada) Inc. (the **"Corporation"**).

(b) The Vendor wishes to sell and the Purchaser wishes to purchase all of the issued and outstanding shares of the Corporation upon the terms and conditions contained in this Agreement.

In consideration of the foregoing and the mutual agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.

Section 1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"Agreement" means this share purchase agreement and all schedules attached to it and the expression **"Section"** followed by a number means and refers to the specified Section of this Agreement.

"Assets" means all of the assets of the Corporation.

"Authorization" means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Toronto, Ontario.

"Closing Date" means the earlier of (i) March 17, 2004 or (ii) 5 Business Days following the satisfaction of the conditions of closing described in Section 12 and Section 13 provided that such conditions have been satisfied on or before March 10, 2004 or such earlier or later date as the parties may agree in writing.

"**Closing**" means the completion of the transaction of purchase and sale contemplated in this Agreement.

"**CRA**" has the meaning specified in Section 6(a).

"**Exchange Control Regulations**" means those regulations under South African law that require that the disposal of the Corporation by the Vendor be authorized by the South African Reserve Bank.

"**Extension Period**" has the meaning specified in Section 5.

"**Gold City Securities**" means the Gold City Shares and the Gold City Warrants.

"**Gold City Shares**" has the meaning specified in Section 4(b)(ii).

"**Gold City Warrants**" has the meaning specified in Section 4(b)(ii).

"**Governmental Entity**" means any (i) international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, and (iv) any stock exchange.

"**Issued Securities**" means the San Gold Securities and the Gold City Securities.

"**ITA**" has the meaning specified in Section 6.

"**Laws**" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

"**Lien**" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that, in substance, secures payment or performance of an obligation.

"**Losses**" has the meaning specified in Section 16(1).

"**Material Change**" means a material change for the purposes of the Securities Laws or any of them or, where undefined under the Securities Laws of a jurisdiction, means a change in the business, operations or capital of a corporation that would reasonably be expected to have a significant effect on the market price or value of any of the corporation's securities and includes a decision to implement such a change made by the corporation's board of directors or by senior management of the corporation who believe that confirmation of the decision by the board of directors is probable;

"**Material Adverse Effect**" means any effect or change that is or is reasonably likely to be materially adverse to the assets or business of the Corporation taken as a whole.

"**Net Balance**" means the Vendor's reasonable estimate of the Corporation's cash and cash equivalents less current liabilities on the Closing Date.

"**Offering**" means an offering of San Gold Securities and Gold City Securities, the terms of which are substantially as set forth in the form the subscription agreement appended hereto as Schedule 8(f).

"**Permitted Liens**" means (i) easements, rights-of-way, servitudes, restrictions and similar rights in real property or interests therein granted or reserved to other Persons that would not have a Material Adverse Effect; (ii) title defects or irregularities that would not have a Material Adverse Effect; (iii) reservations, limitations, provisos and conditions, if any, expressed in any original grant of any real property or any interest therein from a Governmental Entity; (iv) servicing agreements, development agreements, site plan agreements, and other agreements including, without limitation, any obligations to deliver letters of credit and other security as required, with Governmental Entities pertaining to the use or development of any of the Assets; (v) Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Corporation in good faith by proper legal proceedings if, in the Purchaser's opinion, adequate provision has been made for their payment; (vi) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Assets, provided that such Liens are related to obligations not due or delinquent; (vii) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Corporation, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and (viii) Liens existing on the date hereof and which would be disclosed by a

search of public records in the Province of Manitoba and the Yukon Territory and applicable federal public records in each of these jurisdictions;

"**Person**" means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

"**Purchased Shares**" has the meaning specified in Section 2.

"**Recognized Stock Exchange**" means the Toronto Stock Exchange or the TSX Venture Exchange.

"**Relevant Jurisdictions**" means (i) with respect to San Gold, Manitoba, Alberta and British Columbia, and (ii) with respect to Gold City, Alberta and British Columbia;

"**San Gold Securities**" means the San Gold Shares and the San Gold Warrants.

"**San Gold Shares**" has the meaning specified in Section 4(b)(i).

"**San Gold Warrants**" has the meaning specified in Section 4(b)(i).

"**Securities Commission**" means the securities commission or regulatory authority in each of the Relevant Jurisdictions.

"**Securities Laws**" means, collectively, the applicable securities laws of the Relevant Jurisdictions and the respective regulations and rules made under those securities laws together with all applicable policy statements, blanket orders and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated by this agreement, together with applicable published policy statements of the Canadian Securities Administrators;

"**Transaction Fees**" has the meaning specified in Section 15.

Section 2 Purchase and Sale.

Subject to the terms and conditions of this Agreement, the Vendor sells, assigns and transfers to the Purchaser and the Purchaser purchases from the Vendor all of the issued and outstanding shares of the Corporation being 7,155,000 common shares of the Corporation (the "**Purchased Shares**").

Section 3 Purchase Price.

The purchase price payable by the Purchaser to the Vendor for the Purchased Shares is $7,500,000.

Section 4 Payment of the Purchase Price.

At the Closing, the Purchaser shall pay the Purchase Price as follows:

(a) as to $3,500,000 by certified cheque, bankers draft or wire transfer in immediately available funds;

(b) as to $4,000,000 by payment according to one of the following:

(i) $4,000,000 by certified cheque, bankers draft or wire transfer in immediately available funds;

(ii) $2,000,000 by the issuance of shares in the capital of San Gold (the "**San Gold Shares**") and warrants to purchase San Gold Shares ("**San Gold Warrants**") and $2,000,000 by the issuance of shares in the capital of Gold City ("**Gold City Shares**") and warrants to purchase Gold City Shares ("**Gold City Warrants**"), all on terms equal to the Offering; or

(iii) $4,000,000 by a combination of (i) and (ii) above.

Section 5 Option Fee.

As consideration for the Vendor agreeing to extend the Purchaser's exclusive right to purchase all of the issued and outstanding shares of the Corporation (the "**Extension Period**"), the JV Shareholders agree to pay a non-refundable option fee of $50,000 upon execution of this Agreement to the Vendor's counsel in trust. The Extension Period will terminate on the earlier of March 17, 2004 and the termination of the Agreement.

Section 6 Withholding Taxes.

The Vendor shall deliver to the Purchaser a certificate issued pursuant to section 116 of the *Income Tax Act* (Canada) (the "**ITA**") in respect of the sale of the Purchased Shares to the Purchaser, provided that:

(a) if a certificate issued by the Canada Revenue Agency (the "**CRA**") pursuant to subsection 116(2) of the ITA in respect of the disposition of the Purchased Shares to the Purchaser, specifying a certificate limit in an amount which is not less than the Purchase Price, is not delivered to the Purchaser at or before the Closing, the Purchaser shall be entitled to withhold from the Purchase Price payable to the Vendor at the

Closing the amount that it may be required to remit pursuant to subsection 116(5) of the ITA in connection with such purchase,

(b) if, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the CRA confirms in writing that the Purchaser may continue to hold the amount withheld pursuant to Section 6(a) hereof), the Vendor delivers to the Purchaser:

(i) a certificate issued by the CRA under Section 116(2) of the ITA in respect of the disposition of the Purchased Shares to the Purchaser, the Purchaser shall promptly pay to the Vendor the lesser of (i) the amount withheld pursuant to Section 6(a) hereof and (ii) the amount withheld pursuant to Section 6(a) hereof less the amount, if any, by which the Purchase Price exceeds the amount specified in such certificate as the certificate limit, multiplied by the percentage specified in subsection 116(5) of the ITA, together with any interest earned on the amount so withheld to the date of such payment (less any applicable withholding tax), or

(ii) a certificate issued by the CRA under Section 116(4) of the ITA in respect of the disposition of the Purchased Shares to the Purchaser, the Purchaser shall promptly pay the amount withheld pursuant to Section 6(a) hereof to the Vendor, together with any interest earned thereon (less any applicable withholding tax), and

(c) if the Purchaser has withheld an amount pursuant to Section 6(a) hereof and the Vendor does not deliver to the Purchaser, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the CRA confirms in writing that the Purchaser may continue to hold the amount withheld pursuant to Section 6(a) hereof),:

(i) a certificate issued by the CRA under Section 116(2) of the ITA in respect of the disposition of the Purchased Shares to the Purchaser specifying a certificate limit equal or greater than the Purchase Price, or

(ii) a certificate issued by the CRA under Section 116(4) of the ITA in respect of the disposition of the Purchased Shares to the Purchaser,

the Purchaser shall remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of the ITA (and the amount so remitted shall be credited to the Purchaser as a

payment to the Vendor on account of the Purchase Price) and the Purchaser shall pay to the Vendor any remaining portion of the amount withheld pursuant to Section 6(a) hereof, together with interest earned on the amount withheld pursuant to Section 6(a) hereof, prior to such remittance (less any applicable withholding tax).

Section 7 Vendor's Representations and Warranties.

The Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares and the issue of the Issued Securities:

(a) **Incorporation and Qualification.** The Vendor is a corporation incorporated and existing under the laws of South Africa and has the corporate power to enter into and perform its obligations under this Agreement;

(b) **Incorporation of the Corporation.** The Corporation is a corporation incorporated and existing under the laws of the Yukon Territory.

(c) **Corporate Authority.** The execution and delivery of and performance by the Vendor of this Agreement have been authorized by all necessary corporate action on the part of the Vendor. The transfer of the Purchased Shares to the Purchaser has been authorized by all necessary corporate action on the part of the Corporation;

(d) **No Violation or Breach.** The execution and delivery of and performance by the Vendor of this Agreement:

(i) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the Vendor's or the Corporation's constating documents or by-laws;

(ii) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which the Vendor or the Corporation is a party or pursuant to which any of the Vendor's or the Corporation's assets or property may be affected;

(iii) will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Vendor or the Corporation or necessary to the ownership of the Purchased Shares; and

(iv) will not result in the violation of any Law;

(e) **Execution and Binding Obligation.** This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(f) **Authorized and Issued Capital.** The Purchased Shares constitute all of the issued and outstanding shares of the Corporation. All of the Purchased Shares have been issued in compliance with all applicable Laws including, without limitation, applicable Securities Laws;

(g) **No Other Agreements to Purchase.** Except for the Purchaser's right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for (i) the purchase, transfer or acquisition from the Vendor of any of the Purchased Shares, (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation, or (iii) the purchase, transfer or acquisition from the Vendor of any of the Assets;

(h) **Title to Purchased Shares.** Immediately prior to Closing, the Purchased Shares will be owned by the Vendor as the registered and beneficial owner with a good title, free and clear of all Liens other than those restrictions on transfer, if any, contained in the articles of the Corporation. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Corporation, and (ii) Liens granted by the Purchaser;

(i) **Title to Assets.** The Company has legal and beneficial ownership of the Assets free and clear of all Liens except for Permitted Liens and Liens that would not have a Material Adverse Effect. With respect to

the physical condition of the Assets, the Purchaser acknowledges that the Assets are being acquired on an "as is, where is" basis;

(j) **No Action.** The Vendor is not aware of any action, suit or proceeding, at law or at equity, for or by any court or any federal, provincial, municipal or other governmental department, commission, board, agency or instrumentality which would prevent or materially adversely affect the transactions contemplated by this Agreement;

(k) **Regulatory Approvals.** Other than as described in Schedule 7(k) no notice to, or any authorization, approval, order, consent of, any Person or any declaration, filing or recording with any Person is required to be made on the part of the Vendor or the Corporation in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

Section 8 Representations and Warranties of the Purchaser and the JV Shareholders

Each of the Purchaser and the JV Shareholders jointly and severally represent and warrant as follows to the Vendor and acknowledge and confirm that the Vendor is relying upon the representations and warranties in connection with the sale by the Vendor of the Purchased Shares and the receipt, in partial satisfaction of the Purchase Price, of the Issued Securities:

(a) **Incorporation and Qualification.** The Purchaser is a corporation incorporated and existing under the laws of Canada and has the corporate power to enter into and perform its obligations under this Agreement;

(b) **Corporate Authority.** The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser;

(c) **No Violation or Breach.** The execution and delivery of and performance by the Purchaser of this Agreement:

(i) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the Purchaser's constating documents or by-laws;

(ii) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which the Purchaser is a party; and

(iii) will not result in the violation of any Law;

(d) **Execution and Binding Obligation.** This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e) **Regulatory Approvals.** Other than compliance with the requirements of, and receipt of all necessary approvals from, the TSX Venture Exchange, no notice to, or any authorization, approval, order, consent of, any Person or any declaration, filing or recording with any Person is required to be made on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

(f) The terms of the Offering will be substantially in accordance with the terms in the form of the subscription agreement appended hereto as Schedule 8(f).

Section 9 San Gold's Representations and Warranties.

San Gold represents and warrants as follows to the Vendor at the date of this Agreement and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares and the issue of the Issued Securities:

(a) **Incorporation and Qualification.** San Gold is a corporation incorporated and existing under the laws of Manitoba and has the corporate power to enter into and perform its obligations under this Agreement;

(b) **Corporate Authority.** The execution and delivery of and performance by San Gold of this Agreement have been authorized by all necessary corporate action on the part of San Gold;

(c) **No Violation or Breach.** The execution and delivery of and performance by San Gold of this Agreement:

(i) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of San Gold's constating documents or by-laws;

(ii) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which San Gold is a party; and

(iii) will not result in the violation of any Law;

(d) **Execution and Binding Obligation.** This Agreement has been duly executed and delivered by San Gold and constitutes a legal, valid and binding agreement of San Gold enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(e) **Authorized and Issued Capital.** The authorized capital of San Gold consists of an unlimited number of common shares of which, at this date prior to the allotment and issuance of the Issued Securities, 19,539,708 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable;

(f) **San Gold Shares.** Upon completion of the transaction of purchase and sale contemplated by this Agreement, the San Gold Shares will be allotted and issued to the Vendor as fully paid and non-assessable;

(g) **San Gold Warrants.** Subject to the provisions of the form of warrant certificate appended hereto as Schedule 9(g), each San Gold Warrant shall entitle the Vendor to acquire from San Gold upon payment of an

exercise price of $0.50, at any time prior to the time of expiry, one San Gold Share;

(h) **No Other Agreements to Purchase.** Except for the Vendor's right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from San Gold of any of common shares of San Gold, or (ii) the purchase, subscription, allotment or issuance of any unissued Securities or other securities of San Gold other than as set forth in Schedule 9(h) hereto;

(i) **Reporting Issuer.** San Gold is a reporting issuer or the equivalent thereof under the Securities Laws in each of Manitoba, Alberta and British Columbia and is not included in a list of defaulting reporting issuers maintained by the Securities Commissions in such provinces; San Gold is not in default in any material respect of any requirement of the Securities Laws of the Relevant Jurisdictions; and San Gold is, and will be at Closing, in compliance with the by-laws, rules and regulations of the TSX Venture Exchange. In particular, and without limiting the foregoing, San Gold is in compliance at the date hereof with its obligations to make timely disclosure of all Material Changes relating to it and, since June 1, 2002 (other than in respect of material change reports previously filed on a confidential basis and thereafter made public or material change reports previously filed on a confidential basis and in respect of which no Material Change ever resulted), no such disclosure has been made on a confidential basis and there is no Material Change relating to San Gold which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offering constitutes a Material Change;

(j) **Qualifying Issuer.** San Gold is a "qualifying issuer" within the meaning of that term in Multilateral Instrument 45-102 of the Canadian Securities Administrators ("**MI 45-102**") and the hold period applicable to the San Gold Securities will be no longer than four months from the Closing Date;

(k) **Continuous Disclosure**. San Gold is in compliance with all continuous disclosure and other obligations under Securities Laws and San Gold is not under review by, and has not received notice of any forthcoming review by, any Securities Commission and to the best of San Gold's knowledge, no such reviews are contemplated or threatened;

(l) **TSX Venture Exchange Consents.** The San Gold Shares and the underlying San Gold Shares to be issued upon exercise of the San Gold Warrants, shall form part of a series or class of shares of San Gold that is presently listed and posted for trading on the TSX Venture Exchange. At the time of their delivery to the Vendor, the San Gold Shares and such underlying San Gold Shares will have been accepted for listing and posting for trading on the TSX Venture Exchange; and

(m) **Regulatory Approvals.** Other than compliance with the requirements of, and receipt of all necessary approvals from, the TSX Venture Exchange, no notice to, or any authorization, approval, order, consent of, any Person or any declaration, filing or recording with any Person is required to be made on the part of San Gold in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of San Gold's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

Section 10 Gold City's Representations and Warranties.

Gold City represents and warrants as follows to the Vendor at the date of this Agreement and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares and the issue of the Issued Securities:

(a) **Incorporation and Qualification.** Gold City is a corporation amalgamated and existing under the laws of British Columbia and has the corporate power to enter into and perform its obligations under this Agreement;

(b) **Corporate Authority.** The execution and delivery of and performance by Gold City of this Agreement have been authorized by all necessary corporate action on the part of Gold City;

(c) **No Violation or Breach.** The execution and delivery of and performance by Gold City of this Agreement:

(i) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of Gold City's constating documents or by-laws;

(ii) will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which Gold City is a party; and

(iii) will not result in the violation of any Law;

(d) **Execution and Binding Obligation.** This Agreement has been duly executed and delivered by Gold City and constitutes a legal, valid and binding agreement of Gold City enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(e) **Authorized and Issued Capital.** The authorized capital of Gold City consists of 60,000,000 common shares of which, at this date prior to the allotment and issuance of the Issued Securities, 36,751,705 common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable;

(f) **Gold City Shares.** Upon completion of the transaction of purchase and sale contemplated by this Agreement, the Gold City Shares will be allotted and issued to the Vendor as fully paid and non-assessable;

(g) **Gold City Warrants.** Subject to the provisions of the form of warrant certificate appended hereto as Schedule 10(g), each Gold City Warrant shall entitle the Vendor to acquire from Gold City upon payment of an exercise price of $0.45, at any time prior to the time of expiry, one Gold City Share;

(h) **No Other Agreements to Purchase.** Except for the Vendor's right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from Gold City of any of common shares of Gold City, or (ii) the purchase, subscription, allotment or issuance of any unissued Securities or other securities of Gold City other than as set forth in Schedule 10(h) hereto;

(i) **Reporting Issuer.** Gold City is a reporting issuer or the equivalent under the Securities Laws in each of Alberta and British Columbia and

is not included in a list of defaulting reporting issuers maintained by the Securities Commissions in such provinces; Gold City is not in default in any material respect of any requirement of the Securities Laws of the Relevant Jurisdictions; and Gold City is, and will be at Closing, in compliance with the by-laws, rules and regulations of the TSX Venture Exchange. In particular, and without limiting the foregoing, Gold City is in compliance at the date hereof with its obligations to make timely disclosure of all Material Changes relating to it and, since June 1, 2002 (other than in respect of material change reports previously filed on a confidential basis and thereafter made public or material change reports previously filed on a confidential basis and in respect of which no Material Change ever resulted), no such disclosure has been made on a confidential basis and there is no Material Change relating to Gold City which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offering constitutes a Material Change;

(j) **Qualifying Issuer**. Gold City is a "qualifying issuer" within the meaning of that term in Multilateral Instrument 45-102 of the Canadian Securities Administrators ("**MI 45-102**") and the hold period applicable to the Gold City Securities will be no longer than four months from the Closing Date;

(k) **Continuous Disclosure**. Gold City is in compliance with all continuous disclosure and other obligations under Securities Laws and Gold City is not under review by, and has not received notice of any forthcoming review by, any Securities Commission and to the best of Gold City's knowledge, no such reviews are contemplated or threatened;

(l) **TSX Venture Exchange Consents.** The Gold City Shares and the underlying Gold City Shares to be issued upon exercise of the Gold City Warrants, shall form part of a series or class of shares of Gold City that is presently listed and posted for trading on the TSX Venture Exchange. At the time of their delivery to the Vendor, the Gold City Shares and such underlying Gold City Shares will have been accepted for listing and posting for trading on the TSX Venture Exchange; and

(m) **Regulatory Approvals.** Other than compliance with the requirements of, and receipt of all necessary approvals from, the TSX Venture Exchange, no notice to, or any authorization, approval, order, consent of, any Person or any declaration, filing or recording with any Person is required to be made on the part of Gold City in connection with the

execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of Gold City's obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

Section 11 Covenants of the Purchaser. The Purchaser hereby covenants to and with the Vendor that:

(a) It shall, immediately after Closing, change the name of the Corporation to a name that does not include the word "Harmony" or any variation thereof and, within 10 days of Closing, cause such filings to be made as are required to register such change of name with the relevant Governmental Entities;

(b) the JV Shareholders shall fulfil all legal requirements to permit the creation, issuance, offer and sale of the Issued Securities including, without limitation, compliance with the Securities Laws to enable the Issued Securities to be offered pursuant to this Agreement, without the necessity of filing a prospectus or an offering memorandum under the Securities Laws through investment dealers or brokers registered under the Securities Laws;

(c) each of the JV Shareholders will use its best efforts to maintain its status as a reporting issuer (or the equivalent) not in default in each of the Relevant Jurisdictions for a period of at least 24 months from the Closing Date; and

(d) each of the JV Shareholders will use its best efforts to maintain the listing of its respective common shares on Recognized Stock Exchange for a period of at least 24 months from the Closing Date and will ensure that the Issued Securities will be listed and posted for trading on the TSX Venture Exchange upon their issue.

Section 12 Conditions for the Benefit of the Purchaser. The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a) **Truth of Representations and Warranties.** The representations and warranties of the Vendor contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(b) **Exchange Control Regulations.** The Vendor will have obtained the necessary Exchange Control Regulations approvals;

(c) **Deliveries.** At Closing, the Vendor shall deliver the following to the Purchaser:

(i) an opinion of counsel to the Vendor in a form acceptable to the Purchaser, acting reasonably;

(ii) a certificate dated the Closing Date and signed by an officer of the Vendor certifying as to certain matters reasonably requested by the Purchaser;

(iii) a copy of a written general authority resolution of the sole shareholder of the Corporation authorizing an officer of the sole shareholder to approve the transfer of the Purchased Shares to the Purchaser in a form acceptable to the Purchaser, acting reasonably;

(iv) actual possession of a share certificate issued in the name of the Purchaser representing the Purchased Shares and the minute books of the Corporation;

(v) the resignations and releases of the directors and officers of the Corporation; and

(vi) all such other documents and agreement as the Purchaser's solicitors reasonably consider necessary or desirable to give effect to the transactions contemplated by this Agreement.

Section 13 Conditions for the Benefit of the Vendor. The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed prior to Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion:

(a) **Truth of Representations and Warranties.** The representations and warranties of the Purchaser and the JV Shareholders contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(b) **Exchange Control Regulations.** The Vendor will have obtained the necessary Exchange Control Regulations approvals;

(c) **First Escrow.** $1,000,000 of the Purchase Price payable pursuant to Section 4(a) of this Agreement shall be deposited in a trust account with Aikins, Macaulay & Thorvaldson LLP as of the date hereof pursuant to the terms and conditions of the agreement attached as Schedule 13(c) hereto (the "**Escrow Agreement**");

(d) **Second Escrow.** No later than March 5, 2004, the Purchaser shall furnish evidence that the remaining $2,500,000 of the Purchase Price payable pursuant to Section 4(a) of this Agreement: (i) has been deposited in a trust account on terms and conditions substantially similar to the Escrow Agreement, or (ii) will be available as of Closing pursuant to a definitive credit agreement, subject only to customary conditions in respect of security to be taken at Closing (the "**Second Escrow**");

(e) **Consents.** The Purchaser and the JV Shareholders will have obtained the necessary filings, approvals (including, without limitation, the conditional approval of the TSX Venture Exchange), consents and acceptances of the appropriate Governmental Entity required to be made or obtained by any of the Purchaser and the JV Shareholders in connection with the distribution of the Issued Securities to the Vendor prior to Closing as herein contemplated;

(f) **Bank Balances.** The Net Balance shall have been transferred to the Vendor;

(g) **Qualifying Issuer.** Each of the JV Shareholders will be a "qualifying issuer" within the meaning of that term in MI 45-102, at Closing;

(h) **Deliveries.** At Closing, the Purchaser and the JV Shareholders shall deliver the following to the Vendor:

(i) an opinion of counsel to the Purchaser and the JV Shareholders in a form acceptable to the Vendor;

(ii) certificates of each of the Purchaser and the JV Shareholders dated the Closing Date and signed by an officer of the Purchaser of the JV Shareholders, as applicable, certifying as to certain matters reasonably requested by the Vendor;

(iii) certified resolutions of the directors of Purchaser and the JV Shareholders approving the transfer of the Issued Securities to the Vendor;

(iv) certificates issued under applicable provisions of the Securities Laws stating that each of the JV Shareholders is not in default under the Securities Laws of such provinces;

(v) a certificate of CIBC Mellon Trust Company, as registrar and transfer agent of the San Gold Securities, which certifies the number of San Gold shares issued and outstanding on the date prior to the Closing Date;

(vi) a certificate of Computershare Trust Company of Canada, as registrar and transfer agent of the Gold City Securities, which certifies the number of Gold City shares issued and outstanding on the date prior to the Closing Date;

(vii) actual possession of the certificates representing the San Gold and the Gold City Securities; and

(viii) evidence of payment of the $150,000 in option fees payable pursuant to a letter of intent between the Vendor and San Gold dated November 19, 2003.

Section 14 Closing.

(1) **Date, Time and Place of Closing.** The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Fillmore Riley LLP, 1700 Commodity Exchange Tower, 360 Main Street, Winnipeg, Manitoba, at 10:00 a.m. (Winnipeg time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Vendor and the Purchaser.

(2) **Closing Procedures.** Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Vendor shall deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 4.

Section 15 Transaction Fees.

The Purchaser and the JV Shareholders jointly and severally agree to pay to the Vendor $100,000 plus reasonable legal fees (the "**Transaction Fees**") incurred in connection with entering into this Agreement and the consummation of the transactions contemplated herein upon the occurrence of one or the other of the following:

(a) the Second Escrow is not in place by March 5, 2004; or

(b) Closing has not occurred by the Closing Date.

Any Transaction Fees shall be paid in immediately available funds to an account designated by the Vendor within three Business Days after written notice by the Vendor. Notwithstanding the foregoing, no Transaction Fees shall be payable (and any Transaction Fees paid shall be reimbursed) if this Agreement is terminated due to the inability of the Vendor to comply with the conditions of closing described in Section 12(b) and Section 12(c)(i)-(v).

Section 16 Indemnification.

(1) **Indemnification by the Vendor.** The Vendor shall indemnify and save the Purchaser harmless for and from any losses, liabilities, damages, costs, judgements, fines, penalties, and expenses (including legal and other professional fees) (collectively "**Losses**") suffered by the Purchaser or by the Corporation as a result of any breach of representation, warranty or covenant on the part of the Vendor contained in this Agreement. The Vendor shall also indemnify the Purchaser for any litigation involving the Corporation existing at Closing, provided that no admission of liability and no settlement or compromise has been made by the Corporation without the consent of the Vendor, such consent not to be unreasonably withheld.

(2) **Indemnification by Purchaser and the JV Shareholders.** The Purchaser and the JV Shareholders jointly and severally agree to indemnify and hold the Vendor harmless for and from any Losses suffered by the Vendor as a result of any breach of representation, warranty or covenant on the part of the Purchaser or a JV Shareholder contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement.

Section 17 Notices.

Any notice under this Agreement shall be given in writing and either delivered, faxed or mailed by prepaid registered post to the party to receive such notice at the address or facsimile numbers indicated below:

(a) to the Vendor at:

Harmony Gold Mining Company Limited
James Park Office Block
Corner of Main Reef Road & Ward Avenue
PO Box 2
Randfontein, 1760
South Africa

Attention: Mr. Frank Abbott
Chief Financial Officer

Section 18 Survival of Covenants, Representations and Warranties.

(1) The covenants, representations and warranties of the Vendor contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall continue in full force and effect for the benefit of the Purchaser and the JV Shareholders without limitation of time, subject only to applicable limitation periods imposed by Law.

(2) The covenants, representations and warranties of the Purchaser and the JV Shareholders contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and shall continue in full force and effect for the benefit of the Vendor without limitation of time, subject only to applicable limitation periods imposed by Law.

Section 19 Time of the Essence.

Time shall be of the essence of this Agreement.

Section 20 Enurement.

This Agreement shall become effective when executed by the Vendor and the Purchaser and after that time shall be binding upon and enure to the benefit of the parties and their respective, successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either party without the consent of the other party.

Section 21 Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 22 Waiver.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

Section 18 Survival of Covenants, Representations and Warranties.

(1) The covenants, representations and warranties of the Vendor contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall continue in full force and effect for the benefit of the Purchaser and the JV Shareholders without limitation of time, subject only to applicable limitation periods imposed by Law.

(2) The covenants, representations and warranties of the Purchaser and the JV Shareholders contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and shall continue in full force and effect for the benefit of the Vendor without limitation of time, subject only to applicable limitation periods imposed by Law.

Section 19 Time of the Essence.

Time shall be of the essence of this Agreement.

Section 20 Enurement.

This Agreement shall become effective when executed by the Vendor and the Purchaser and after that time shall be binding upon and enure to the benefit of the parties and their respective, successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by either party without the consent of the other party.

Section 21 Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 22 Waiver.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

(2) No failure on the part of the Vendor or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 23 Further Assurances.

Each of the parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

Section 24 Severability.

If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 25 Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein.

Section 26 Counterparts and Facsimile.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement.

HARMONY GOLD MINING COMPANY LIMITED

By: ______________________

Name: Frank Abbott
Title: Financial Director

Marian Petro van der Walt
Title: Company Secretary

RICE LAKE JOINT VENTURE INC.

By: ______________________

Name:
Title:

SAN GOLD RESOURCES CORPORATION

By: ______________________

Name:
Title:

GOLD CITY INDUSTRIES LTD.

By: ______________________

Name:
Title:

IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement.

HARMONY GOLD MINING COMPANY LIMITED

By: ______________________
Name:
Title:

By: ______________________
Name:
Title:

RICE LAKE JOINT VENTURE INC.

By: Hugh Wynne
Name: HUGH WYNNE
Title: Chairman.

By: F.J. Sveinson
Name: Fred J. Sveinson
Title: President

SAN GOLD RESOURCES CORPORATION

By: Hugh Wynne
Name: HUGH WYNNE
Title: President.

By: ______________________
Name:
Title:

TOTAL P.04

GOLD CITY INDUSTRIES LTD.

By: [signature]
Name: Fred J. Sveinson
Title: President + CEO

By: [signature]
Name: Paul B. Conly
Title: VP Exploration